Exhibit 99.2

VISTRA CORP.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On March 1, 2024, Vistra Corp., a Delaware corporation (“Vistra”) completed its previously announced transaction pursuant to the transaction agreement dated as of March 6, 2023 (the “Transaction Agreement”), by and among Vistra Operations Company, LLC, a Delaware limited liability company (“Parent” or the “Company”) and an indirect wholly owned subsidiary of Vistra, Black Pen Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of Parent, and Energy Harbor Corp., a Delaware corporation (“Energy Harbor”), pursuant to which, among other things, Merger Sub merged with and into Energy Harbor (the “Merger”), with Energy Harbor continuing as the surviving entity following the completion of the Merger.

Subject to the terms and conditions of the Transaction Agreement, prior to the consummation of the Merger, the Company caused certain of its subsidiaries to transfer certain of its subsidiary entities, including Merger Sub, to Vistra Vision, LLC, a newly formed Delaware limited liability company and then indirect wholly-owned subsidiary of the Company (“Vistra Vision”). Vistra contributed its nuclear and retail businesses and specified Vistra Zero renewables and storage projects (“Vistra Legacy”) into Vistra Vision (the “Contribution”). The Contribution and the Merger combined Energy Harbor’s nuclear and retail businesses with Vistra Legacy under Vistra Vision.

In September 2023, Vistra Operations issued $650 million aggregate principal amount of 6.950% senior secured notes (“Senior Secured Notes”) due 2033 and $1.1 billion aggregate principal amount of 7.750% senior unsecured notes (“Senior Unsecured Notes”) due 2031. Vistra incurred fees and expenses related to the Senior Secured Notes and Senior Unsecured Notes that totaled $7 million and $14 million, respectively, for the year ended December 31, 2023. These fees and expenses were capitalized as a reduction in the carrying amount of the debt. The net proceeds from both the Senior Secured Notes and Senior Unsecured Notes are included in cash and cash equivalents on Vistra’s consolidated balance sheet as of December 31, 2023. On February 29, 2024, Vistra drew on the Receivables Facility1 in the amount of $750 million, on the Repurchase Facility2 in the amount of $125 million, and on the Commodity-Linked Facility3 in the amount of $500 million. Vistra financed the Merger with the net proceeds from the Senior Secured Notes, Senior Unsecured Notes, Receivables Facility, Repurchase Facility, Commodity-Linked Facility, and cash on hand. Vistra had approximately $3.5 billion of cash and cash equivalents as of December 31, 2023.

Collectively, the Merger, Contribution, Receivables Facility, Repurchase Facility, and the Commodity-Linked Facility are referred to as the “Transactions.” Total consideration paid by the Company to Energy Harbor shareholders for the Merger consisted of approximately $3.0 billion in cash and a 15% equity interest in Vistra Vision (the “Consideration”). In addition, Vistra Vision paid $100 million of Energy Harbor’s transaction expenses and assumed approximately $430 million of debt from Energy Harbor in the Merger.

The Unaudited Pro Forma Combined Consolidated Balance Sheet as of December 31, 2023 has been prepared to give effect to the Transactions as if they had occurred on December 31, 2023.

[1]

TXU Energy Receivables Company LLC, an indirect subsidiary of Vistra, and Vistra Operations are party to an accounts receivable financing facility provided by issuers of asset-backed commercial paper and commercial banks (“Purchasers”) (as amended, the “Receivables Facility”). The Receivables Facility was renewed in July 2023 to extend the term of the Receivables Facility until July 11, 2024 and to increase the aggregate commitment of the committed purchasers to a fixed purchase limit of $750 million. There were no outstanding borrowings under the Receivables Facility as of December 31, 2023.

[2]

TXU Energy Retail Company (“TXU Energy”) and the other originators under the Receivables Facility have a repurchase facility that is provided on an uncommitted basis by MUFG Bank, Ltd. On July 11, 2023, TXU Energy and the Buyer entered into an amendment (the “Repurchase Amendment”) to the Master Repurchase Agreement. The Repurchase Amendment renewed the Repurchase Facility until July 2024 while maintaining the facility size of $125 million. There were no outstanding borrowings under the Repurchase Facility as of December 31, 2023.

[3]

In order to support Vistra’s comprehensive hedging strategy, in February 2022, Vistra Operations entered into a $1.0 billion senior secured commodity-linked revolving credit facility (Commodity-Linked Facility). In October 2023, Vistra Operations initiated amendments to the Commodity-Linked Facility to, among other things, (i) extend the maturity date to October 2, 2024 and (ii) increase the aggregate available commitments to $1.575 billion.

The Unaudited Pro Forma Combined Consolidated Statements of Operations for the year ended December 31, 2023 has been prepared to give effect to the Transactions, Senior Secured Notes, and Senior Unsecured Notes as if they had occurred on January 1, 2023.

The Merger is accounted for using the acquisition method with Vistra as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate Consideration is allocated to Energy Harbor’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. Any differences between the estimated fair value of the Consideration transferred and the estimated fair value of the assets acquired and liabilities assumed is recorded as goodwill or a bargain gain. Vistra intends to finalize the valuations and purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Merger. In addition, the Company’s estimates of the fair value of assets acquired and liabilities assumed are preliminary and based on currently available information. Accordingly, the estimate of the Consideration and related acquisition accounting adjustments reflected in this Unaudited Pro Forma Combined Consolidated Financial Information are preliminary and subject to revision based on a final determination of fair value, and such changes could be material.

The Unaudited Pro Forma Combined Consolidated Financial Information presented is based on available information using assumptions the Company believes are reasonable. The Unaudited Pro Forma Combined Consolidated Financial Information and related notes are provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the Transactions occurred on the date indicated, nor do they project the Company’s results of operations or financial position for any future period or date. The Unaudited Pro Forma Combined Consolidated Financial Information does not consider any cost savings, operating synergies, or additional costs that may be incurred to achieve such synergies, or otherwise incurred, after completing the Merger. As such, the actual results reported by the Company in periods following the Transactions may differ materially from the Unaudited Pro Forma Combined Consolidated Financial Information. The Company believes its current estimates provide a reasonable basis of presenting the significant effects of the Transactions. However, the estimates and assumptions are subject to change as additional information becomes available. For purposes of the Unaudited Pro Forma Combined Consolidated Financial Information, the adjustments related to Receivables Facility and Repurchase Facility to effectuate the Transactions are shown in a separate column as “Financing Adjustments.”

The Unaudited Pro Forma Combined Consolidated Financial Information should be read in conjunction with the historical consolidated financial statements and accompanying notes included in Vistra’s audited consolidated financial statements as of and for the year ended December 31, 2023, contained in the Form 10-K filed on February 29, 2024, Energy Harbor’s audited consolidated financial statements as of and for the year ended December 31, 2023, which are included herein, and the Transaction Agreement, which is attached as Exhibit 2.1 to the Form 8-K published on March 7, 2023.

The Unaudited Pro Forma Combined Consolidated Financial Information have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using assumptions set forth in the notes herein. Article 11 permits presentation of reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments in the Unaudited Pro Forma Combined Consolidated Financial Statements.

.

VISTRA CORP.

Unaudited Pro Forma Combined Consolidated Statement of Operations

Year Ended December 31, 2023

(Millions of Dollars, Except Per Share Amounts)

	Historical Vistra Corp	Energy Harbor, As Adjusted (Note 1)	Transaction Adjustments		Financing Adjustments		Pro Forma Combined
Operating revenues	$14,779	$2,327	$—		$—		$17,106

Fuel, purchased power costs and delivery fees	(7,557)	(1,011)	—		—		(8,568)

Operating costs	(1,702)	(742)	(74)	3(a)	—		(2,518)

Depreciation and amortization	(1,502)	(50)	(276)	3(b)	—		(1,828)

Selling, general and administrative expenses	(1,308)	(216)	(22)	3(c)	—		(1,546)

Impairment of long-lived and other assets	(49)	—	—		—		(49)

Operating income (loss)	2,661	308	(372)		—		2,597
Other income	257	197	—		—		454
Nuclear decommissioning trust results	—	189	—		—		189
Other deductions	(14)	(160)	—		—		(174)
Interest expense and related charges	(740)	(30)	2	3(d)	(190)	4(a)	(958)
Impacts of Tax Receivable Agreement	(164)	—	(13)	3(e)	—		(177)

Net income (loss) before income taxes	2,000	504	(383)		(190)		1,931
Income tax (expense) benefit	(508)	(33)	1	3(f)	44	4(b)	(496)

Net income (loss)	$1,492	$471	$(382)		$(146)		$1,435
Net (income) loss attributable to noncontrolling interest	1	—	(100)	3(g)	—		(99)

Net income (loss) attributable to Vistra	$1,493	$471	$(482)		$(146)		$1,336
Cumulative dividends attributable to preferred stock	(150)	—	—		—		(150)

Net income (loss) attributable to Vistra common stock	$1,343	$471	$(482)		$(146)		$1,186

Weighted average shares of common stock outstanding:
Basic	369,771,359						369,771,359
Diluted	375,193,110						375,193,110
Net income (loss) per weighted average share of common stock outstanding:
Basic	$3.63						$3.21
Diluted	$3.58						$3.16

See accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

VISTRA CORP.

Unaudited Pro Forma Combined Consolidated Balance Sheet

December 31, 2023

(Millions of Dollars)

	Historical Vistra Corp	Energy Harbor, As Adjusted (Note 1)	Transaction Adjustments		Financing Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,485	$977	$(3,100)	2(a)	$1,375	4(c)	$1,760
			(977)	3(h)
Restricted cash	40	—	—		—		40
Trade accounts receivable — net	1,674	276	—		—		1,950
Income taxes receivable	6	—	—		—		6
Inventories	740	247	—		—		987
Commodity and other derivative contractual assets	3,645	122	—		—		3,767
Margin deposits related to commodity contracts	1,244	—	—		—		1,244
Margin deposits posted under affiliate financing agreement	439	—	—		—		439
Prepaid expense and other current assets	364	53	—		—		417

Total current assets	11,637	1,675	(4,077)		1,375		10,610
Restricted cash	14	—	—		—		14
Investments	2,035	1,997	—		—		4,032
Property, plant and equipment — net	12,432	1,217	5,013	3(i)	—		18,662
Operating lease right-of-use assets	50	—	—		—		50
Goodwill	2,583	—	238	2(a)	—		2,821
Identifiable intangible assets — net	1,864	3	—		—		1,867
Commodity and other derivative contractual assets	577	22	—		—		599
Accumulated deferred income taxes	1,223	—	(921)	2(a)	—		298
			(4)	3(j)
Other noncurrent assets	551	17	—		—		568

Total assets	$32,966	$4,931	$249		$1,375		$39,521

LIABILTIES AND EQUITY
Current liabilities:
Short-term borrowings	$—	$—	$—		$500	4(c)	$500
Accounts receivable financing	—	—	—		875	4(c)	875
Long-term debt due currently	2,286	—	—		—		2,286
Trade accounts payable	1,147	123	—		—		1,270
Commodity and other derivative contractual liabilities	5,258	187	—		—		5,445
Margin deposits related to commodity contracts	45	—	—		—		45
Accrued taxes other than income	203	15	—		—		218
Accrued interest	206	2	—		—		208
Asset retirement obligations	124	—	—		—		124
Operating lease liabilities	7	—	—		—		7
Other current liabilities	547	117	22	3(k)	—		686

Total current liabilities	9,823	444	22		1,375		11,664
Margin deposit financing with affiliate	439	—	—		—		439
Long-term debt, less amounts due currently	12,116	431	(16)	3(l)	—		12,531
Operating lease liabilities	48	—	—		—		48
Commodity and other derivative contractual liabilities	1,688	16	—		—		1,704
Accumulated deferred income taxes	1	15	(15)	2(a)	—		1
Tax Receivable Agreement obligation	164	—	13	3(m)	—		177
Asset retirement obligations	2,414	1,934	(134)	3(n)	—		4,214
Other noncurrent liabilities and deferred credits	951	105	—		—		1,056

Total liabilities	27,644	2,945	(130)		1,375		31,834

Commitments and Contingencies
Total equity:
Preferred stock	2,476	—	—		—		2,476
Common stock	5	—	—		—		5
Treasury stock, at cost	(4,662)	(683)	683	3(o)	—		(4,662)
Additional paid-in-capital	10,095	2,029	1,578	2(a)	—		10,819
			(4)	3(j)
			(2,029)	3(o)
			(850)	3(p)
Retained (deficit) earnings	(2,613)	630	(22)	3(k)	—		(2,648)
			(13)	3(m)
			(630)	3(o)
Accumulated other comprehensive income (loss)	6	10	(10)	3(o)	—		6

Stockholders’ equity	5,307	1,986	(1,297)		—		5,996
Noncontrolling interest in subsidiary	15	—	826	2(a)	—		1,691
			850	3(p)

Total equity	5,322	1,986	379		—		7,687

Total liabilities and equity	$32,966	$4,931	$249		$1,375		$39,521

See accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

Note 1. Reclassification Adjustments

Certain reclassifications have been made in the historical presentation of Energy Harbor’s financial statements to conform to Vistra’s historical presentation. Additionally, as part of preparing these Unaudited Pro Forma Combined Consolidated Financial Statements, Vistra conducted an initial review of the accounting policies of Energy Harbor to determine if differences in accounting policies require reclassification of Energy Harbor financial statement results to conform to Vistra’s accounting policies. Aside from the accounting policy reclassifications identified below, Vistra did not become aware of any material differences between the accounting policies of Energy Harbor and Vistra. Upon completion of the acquisition, Vistra will perform a comprehensive review of Energy Harbor’s accounting policies. As a result of the review, Vistra may identify additional differences between the accounting policies which, when conformed, could have a material impact to the Unaudited Pro Forma Combined Consolidated Financial Statements.

Reclassification and classification of the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2023:

	Year Ended December 31, 2023
	(Millions of Dollars)

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Revenues	2,598	(2,598)	(a)	—
Operating revenues		2,327	(a)(d)(e)	2,327
Fuel and purchased power	930	(930)	(a)(b)	—
Fuel, purchased power costs and delivery fees		1,011	(b)(d)	1,011
Depreciation and amortization	87	(37)	(c)	50
Other operating costs	1,271	(1,271)	(a)(b)(d)	—
Operating costs		742	(c)(d)	742
Selling, general and administrative expenses		216	(d)	216
Other income / (expense)	35	(35)	(a)(e)(f)	—
Other income		197	(e)	197
Other deductions		(160)	(f)	(160)
Interest expense, net	(30)	30	(g)	—
Interest expense and related charges		(30)	(g)	(30)
Income tax expense (benefit)	33	(33)	(h)	—
Income tax (expense) benefit		33	(h)	33

(a)

Represents reclassification of $2,598 million, $144 million, and $125 million from Revenues, Fuel and purchased power, and Other operating costs, respectively, to Operating revenues. The $144 million represents a reclassification to align Energy Harbor’s presentation of capacity costs to Vistra’s practice of recording capacity costs in revenue. Operating revenues after reclassification also includes the reclassification of $2 million from Other income / (expense) noted in tickmark (e).

(b)

Represents reclassification of $930 million and $226 million from Fuel and purchased power and Other operating costs, respectively, to Fuel, purchased power costs and delivery fees. Fuel, purchased power costs and delivery fees after reclassification is comprised of the $930 million reclassification from Fuel and purchased power, $226 million reclassification from Other operating costs, the $144 million reclassification to Operating revenues noted in tickmark (a) and the $1 million reclassification to Operating costs noted in tickmark (d).

(c)

Represents reclassification of $37 million and $50 million from Depreciation and amortization to Operating costs and Depreciation and amortization, respectively. The $37 million of accretion expense for asset retirement obligations represents a reclassification to align Energy Harbor’s presentation in Depreciation and amortization to Vistra’s presentation in Operating costs.

(d)

Represents reclassification of $704 million, $125 million, $216 million, and $226 million, from Other operating costs to Operating costs, Operating revenues, Selling, general and administrative expenses, and Fuel, purchased power costs and delivery fees, respectively. Operating costs after reclassification is comprised of the $704 million reclassification Other operating costs, the $1 million reclassification from Fuel and purchased power noted in tickmark (b), and the $37 million reclassification from Depreciation and amortization noted in tickmark (c).

(e)

Represents the reclassification of $35 million from Other income / (expense) to Other income. Other income after reclassification is comprised of the $35 million reclassification from Other income / (expense), the $2 million reclassification to Operating revenues noted in tickmark (a), and $160 million reclassification to Other deductions noted in tickmark (f).

(f)	Represents the reclassification of $160 million from Other income / (expense) to Other deductions.
(g)	Represents the reclassification of $30 million from Interest expense, net to Interest expense and related charges and Other deductions, respectively.
(h)	Represents the reclassification of $33 million from Income tax expense (benefit) to Income tax (expense) benefit.

Reclassification and classification of the Unaudited Pro Forma Combined Consolidated Balance Sheet:

	December 31, 2023
	(Millions of Dollars)

	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Receivables, net	276	(276)	(a)	—
Trade accounts receivable — net		276	(a)	276
Materials and supplies inventory	247	(247)	(b)	—
Inventories		247	(b)	247
Derivatives (current assets)	122	(122)	(c)	—
Commodity and other derivative contractual assets (current assets)		122	(c)	122
Prepayments and other	67	(67)	(d)	—
Prepaid expense and other current assets		53	(d)(k)	53
Property, plant and equipment, net	1,209	(1,209)	(e)	—
Property, plant and equipment — net		1,217	(d)(e)	1,217
Nuclear plant decommissioning trusts	1,997	(1,997)	(f)	—
Investments		1,997	(f)	1,997
Derivatives (noncurrent assets)	22	(22)	(g)	—
Commodity and other derivative contractual assets (noncurrent assets)		22	(g)	22
Other (noncurrent assets)	20	(20)	(h)	—
Identifiable intangible assets — net		3	(h)	3
Other noncurrent assets		17	(h)	17
Accounts payable	96	(96)	(i)	—
Trade accounts payable		123	(i)(k)	123
Derivatives (current liabilities)	187	(187)	(j)	—
Commodity and other derivative contractual liabilities (current liabilities)		187	(j)	187
Other (current liabilities)	168	(168)	(i)(k)	—
Other current liabilities		117	(k)	117
Accrued taxes other than income		15	(k)	15
Accrued interest		2	(k)	2
Long term debt	431	(431)	(l)	—
Long-term debt, less amounts due currently		431	(l)	431
Other noncurrent liabilities	135	(135)	(m)	—
Commodity and other derivative contractual liabilities (noncurrent liabilities)		16	(m)	16
Other noncurrent liabilities and deferred credits		105	(k)(m)	105
Accumulated deferred income taxes - liability		15	(m)	15
Common stock, preferred stock and additional-paid-in-capital	2,029	(2,029)	(n)	—
Additional paid-in-capital		2,029	(n)	2,029
Cost of shares held in treasury	(683)	683	(o)	—
Treasury stock, at cost		(683)	(o)	(683)
Retained earnings	630	(630)	(p)	—
Retained (deficit) earnings		630	(p)	630

(a)	Represents reclassification of $276 million from Receivables, net to Trade accounts receivable — net.
(b)	Represents reclassification of $247 million from Materials and supplies inventory to Inventories.
(c)	Represents reclassification of $122 million from Derivatives (current assets) to Commodity and other derivative contractual assets (current assets).
(d)

Represents reclassification of $59 million and $8 million from Prepayments and other to Prepaid expense and other current assets and Property, plant and equipment – net, respectively. Prepaid expense and other current assets is comprised of the reclassification of $59 million from Prepayments and other and the reclassification of ($6) million from Other (current liabilities) noted in tickmark (k).

(e)

Represents reclassification of $1,209 million from Property, plant and equipment, net to Property, plant and equipment — net. Property, plant and equipment – net after reclassification is comprised of the reclassification of $1,209 million from Property, plant and equipment net and the reclassification of $8 million from Prepayments and other noted in tickmark (d).

(f)	Represents reclassification of $1,997 million from Nuclear plant decommissioning trusts to Investments.
(g)	Represents reclassification of $22 million from Derivatives (noncurrent assets) to Commodity and other derivative contractual assets (noncurrent assets).
(h)	Represents reclassification of $3 million and $17 million from Other (noncurrent asset) to Identifiable intangible assets — net and Other noncurrent assets, respectively.
(i)	Represents reclassification of $96 million and $27 million from Accounts payable and Other (current liabilities), respectively, to Trade accounts payable.
(j)	Represents reclassification of $187 million from Derivatives (current liabilities) to Commodity and other derivative contractual liabilities (current liabilities).
(k)

Represents reclassification of $15 million, $117 million, $1 million, $27 million, $2 million, and 6 million from Other (current liabilities) to Accrued taxes other than income, Other current liabilities, Other noncurrent liabilities and deferred credits, Trade accounts payable, Accrued interest, and Prepaid expense and other current assets, respectively.

(l)	Represents reclassification of $431 million from Long term debt to Long-term debt, less amounts due currently.
(m)

Represents reclassification of $15 million, $16 million, and $105 million from Other noncurrent liabilities to Accumulated deferred income taxes – liability, Commodity and other derivative contractual liabilities (noncurrent liabilities), and Other noncurrent liabilities and deferred credits, respectively.

(n)	Represents reclassification of $2,029 million from Common stock, preferred stock and additional-paid-in-capital to Additional paid-in-capital.
(o)	Represents reclassification of $683 million from Cost of shares held in treasury to Treasury stock, at cost.
(p)	Represents reclassification of $630 million from Retained earnings to Retained (deficit) earnings.

Note 2. Estimated Merger Consideration and Preliminary Purchase Price Consideration

(a)

As the accounting acquirer, Vistra will account for the Merger using the acquisition method of accounting for business combinations in accordance with ASC 805. Vistra’s allocation of the preliminary estimated purchase price with respect to the Merger is based on estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of December 31, 2023, using currently available information. Because the Unaudited Pro Forma Combined Consolidated Financial Statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the financial position and results of operations of the combined business may be materially different from the pro forma amounts included herein. Vistra expects to finalize the purchase price allocation as soon as reasonably practicable after completing the Merger, which will not extend beyond the one-year measurement period provided under ASC 805.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to, the following:

•	Changes in the estimated fair value of the Vistra Vision equity issued to certain Energy Harbor stockholders as a portion of the Consideration;
•

Changes in the estimated fair value of Energy Harbor’s identifiable assets acquired and liabilities assumed, including the presentation and measurement of related deferred tax assets and liabilities, as of the closing of the Transactions, which could result from changes in energy prices, discount rates and other factors;

•

Changes in the estimated fair value of Energy Harbor’s identifiable intangible assets or liabilities as a result of the subsequent identification or measurement of brand names, contractual or noncontractual customer relationships, or other items that either arise from contractual rights or are separable;

•	Changes in the estimated value of Energy Harbor’s asset retirement obligation, which could result from changes in the credit adjusted risk free rate and escalation factors; and

•	The factors described in the section entitled “Risk Factors” within Vistra’s Form 10-K filed on February 29, 2024.

The estimated preliminary purchase price consideration in accordance with ASC 805 equals (i) the cash consideration paid by Vistra plus (ii) the preliminary estimate of 15% of the fair value of net Vistra Legacy assets contributed to Vistra Vision by Vistra, which includes the assumption of $3.0 billion of debt which will consist of intercompany debt with Parent and debt that would be held by certain subsidiaries in Vistra Vision. The tables below represent the preliminary value of the purchase price consideration under ASC 805 and its allocation to the net assets acquired, with the excess recorded as goodwill. The goodwill is attributable to the expected synergies of the combined business operations.

Preliminary Purchase Price Consideration
(Millions of Dollars)

Cash consideration	$3,100
Preliminary estimate of 15% of the fair value of net assets to be contributed to Vistra Vision by Vistra	1,578

Estimated total Merger Consideration for 85% of Energy Harbor	$4,678

Preliminary Purchase Price Allocation
(Millions of Dollars)
Assets acquired
Trade accounts receivable- net	$276
Inventories	247
Commodity and other derivative contractual assets	122
Prepaid expense and other current assets	53
Investments	1,997
Property, plant and equipment- net	6,230
Goodwill	238
Identifiable intangible assets- net	3
Commodity and other derivative contractual assets	22
Other noncurrent assets	17

Total assets acquired	$9,205

Liabilities assumed
Trade accounts payable	$123
Commodity and other derivative contractual liabilities (current liabilities)	187
Other current liabilities	117
Accrued taxes other than income	15
Accrued interests	2
Long-term debt, less amounts due currently	415
Asset retirement obligations	1,800
Other noncurrent liabilities and deferred credits	105
Commodity and other derivative contractual liabilities (noncurrent liabilities)	16
Accumulated deferred income taxes	921

Total liabilities assumed	$3,701
Noncontrolling interest of acquired net assets	$826

Net assets acquired	$4,678

Note 3. Pro Forma Transaction Adjustments and Assumptions

Statement of Operations for the year ended December 31, 2023:

(a)	Reflects the adjustment to accretion expense related to the recalculation of the assets retirement obligations using Vistra’s credit-adjusted risk-free rate.

(b)

Reflects the incremental depreciation expense related to the step-up in the preliminary fair value measurement of the Energy Harbor nuclear assets. The remaining estimated depreciable lives of the nuclear assets range from 12 to 24 years.

(c)

Reflects $22 million of transaction costs expected to be incurred subsequent to December 31, 2023. These transaction costs are preliminary estimates; the final amounts and the resulting effect on Vistra’s financial position and results of operations may differ significantly. Transaction costs of $46 million and $60 million are included in the historical income statement of Vistra and Energy Harbor, respectively, for the year ended December 31, 2023. These costs are nonrecurring and will not affect Vistra’s income statement beyond 12 months after the close of the Transactions.

(d)

Reflects the decrease to interest expense accretion for the year ended December 31, 2023 related to the fair value adjustment to Energy Harbor’s $430 million of debt assumed by the Company as part of the Merger.

(e)

Reflects adjustments to the accretion expense resulting from the impacts of the Merger on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments are driven by the forecasted taxable income of the combined corporate entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted accretion expense was based off the change in estimate as of December 31, 2023. The adjustment resulted in increase in expense of $13 million for the year ended December 31, 2023. The estimated obligation and related accretion expense is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

(f)

Reflects the estimated income tax impact of the pro forma adjustments from the Merger at the estimated blended federal and state statutory tax rate of approximately 23.2% for the year ended December 31, 2023. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Transactions.

(g)

Reflects the adjustment to Net (income) loss attributable to noncontrolling interest for the 15% equity in Vistra Vision which was issued to certain shareholders of Energy Harbor as part of the Consideration.

Balance Sheet as of December 31, 2023:

(h)	Reflects the historical amount of Energy Harbor cash and cash equivalent balance as of December 31, 2023 that was not transferred to Vistra as part of the Transactions per the Transaction Agreement.

(i)

Reflects the increase to property, plant and equipment, net to record Energy Harbor’s property, plant and equipment at their respective estimated fair values. The fair value of Energy Harbor’s property, plant and equipment related to its nuclear assets and retail business operations were estimated using a discounted cash flow method which was based on a number of factors including forecasted power prices, fuel prices, capacity revenues, operating parameters, operating and maintenance costs and other variables. The cash flows for the assets were discounted using rates between 8% and 9%, depending on the related technology and market that each respective asset operates in. Under this method, the fair value of Energy Harbor’s property, plant and equipment is estimated to be approximately $6,230 million. The estimate is preliminary, subject to change and could vary materially from the actual adjustment.

(j)

Reflects the adjustment to deferred income taxes to record the estimated deferred income tax effects of combining Vistra’s and Energy Harbor’s operations. The deferred tax adjustment assumes a forecasted blended statutory rate of 23.2%. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated Financial Statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Transactions.

(k)

Reflects the accrual of $22 million of estimated transaction costs expected to be incurred subsequent to December 31, 2023. These transaction costs are preliminary estimates; the final amounts and the resulting effect on Vistra’s financial position may differ significantly.

(l)	Reflects the decrease to long-term debt, less amounts due currently, for the fair value adjustment related to Energy Harbor’s long-term debt.

(m)

Reflects the increase of $13 million related to the non-current portion of the Tax Receivable Agreement, resulting from the impacts of the Transactions on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments to the Tax Receivable Agreement obligation are driven by the forecasted taxable income of the combined corporate entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted forecasted payments were used to determine the obligation based on Vistra’s accounting policy related to changes in estimates for the obligation. The estimated obligation is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

(n)	Reflects the reduction in asset retirement obligations due to the recalculation of the asset retirement obligation using Vistra’s credit-adjusted risk-free rate.

(o)	Reflects preliminary adjustments to remove historical Energy Harbor equity balances.

(p)

Reflects the preliminary adjustment to recognize the book value of the noncontrolling interest (“NCI”) of Vistra Legacy assets contributed to Vistra Vision. This adjustment reflects the reduction in parent equity and offsetting increase in NCI for the change in Vistra’s interest in its Vistra Legacy assets contributed to Vistra Vision from 100% to 85%. The adjustment takes into consideration that Vistra’s contribution of the Vistra Legacy assets to Vistra Vision is a contribution of assets under common control and as such, are recorded at the historical book value of the assets as required under ASC 805, Business Combinations. Vistra’s contribution of the Vistra Legacy assets to Vistra Vision assumes that all current intercompany balances associated with the assets contributed will be forgiven and are reflected as equity transactions. Additionally, the adjustment includes the assumption of $3.0 billion of new debt issued by Vistra Vision. The book value of the Vistra Legacy assets as of December 31, 2023 are unaudited and are based on certain assumptions that are not yet final and are subject to change.

Note 4. Financing Adjustments

Vistra entered into additional financing transactions to effectuate the Merger. On February 29, 2024 Vistra drew down the entire $750 million available under the Accounts Receivable Financing Facility, the $125 million available under the Repurchase Facility, and $500 million available under the Commodity-Linked Facility. The remaining amount was funded with cash on hand. The Unaudited Pro Forma Combined Consolidated Financial Information does not reflect any potential future cash generated or used by Vistra subsequent to December 31, 2023 through the completion date of the Merger. The actual amount of interest expense incurred could differ from the amount of interest expense reflected in the Unaudited Pro Forma Combined Consolidated Financial Information and are subject to change.

Statement of Operations for the year ended December 31, 2023:

For pro forma purposes, interest expense, including amortization of fees, is calculated based on the pro forma period presented under the Repurchase Facility, which assumes Secured Overnight Financing Rate (“SOFR”) or another base rate plus an applicable margin, the Receivables Facility, the Senior Secured Notes, and the Senior Unsecured Notes.

(a)

Reflects the net increase to interest expense and related charges resulting from the issuance of debt and draw on the Receivables Facility and Repurchase Facility to effectuate the Transactions as follows:

Year Ended December 31, 2023
(Millions of Dollars)
Interest expense related to Receivables Facility	$48
Interest expense related to Repurchase Facility	9
Interest expense related to Senior Secured Notes	34
Interest expense related to Senior Unsecured Notes	64
Interest expense related to Commodity-Linked Facility	35

Net increase to Interest expense and other charges	$190

A 0.125% change in the variable interest rate of the Repurchase Facility and Commodity-Linked Facility would increase or decrease interest expense in the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2023 by less than $1 million and $1 million, respectively.

(b)

Reflects the estimated income tax impact of the financing pro forma adjustments at the estimated blended federal and state statutory tax rate of approximately 23.2% for the year ended December 31, 2023. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Transactions.

Balance Sheet as of December 31, 2023:

(c)	Reflects adjustments related to the financing transactions as outlined below:

As of December 31, 2023
(Millions of Dollars)
Cash received from Receivables Facility	$750
Cash received from Repurchase Facility	125
Cash received from Commodity-Linked Facility	500

Total adjustment to Cash and cash equivalents	$1,375

Draw on Commodity-Linked Facility	500

Total adjustments to Short-term borrowings	$500

Draw on Receivables Facility	$750
Draw on Repurchase Facility	125

Total adjustments to Account receivable financing	$875